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                                                                 Exhibit 10.28

                           ASSET PURCHASE AGREEMENT


     THIS AGREEMENT dated as of August 20, 1997, by and among Zycad Corporation, a Delaware corporation, its wholly owned subsidiary, Attest Software, Inc. ("ATTEST") both with offices at 47100 Bayside Parkway, Fremont, California 94538 (collectively, "ZYCAD") and Test Systems Strategies, Inc., a Delaware corporation, ("TSSI"), with offices at 8700 S.W. Creekside Place, Beaverton, Oregon 97008.

     WHEREAS, ZYCAD is engaged in the TDX software fault simulation and test business (the "BUSINESS");

     WHEREAS, TSSI desires to purchase from ZYCAD, and ZYCAD desires to sell to TSSI, substantially all of the assets of the Attest Business ("ASSETS") and rights of ZYCAD and ATTEST related to the Assets as provided by this Agreement, upon the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                     ARTICLE I PURCHASE AND SALE OF ASSETS

     SECTION 1.1 DESCRIPTION OF ASSETS TO BE ACQUIRED. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 8.1), ZYCAD agrees to convey, sell, transfer, assign and deliver to TSSI, and TSSI shall purchase from ZYCAD, all rights, title and interest of ZYCAD at the Closing in and to the Assets. Attached as Schedule 1 is a complete list of Assets being purchased by TSSI from ZYCAD, which includes items specified on Schedule 1.1 (a list of all equipment used in the Business), Schedules 1.2-1.5 (lists of all software used in the Business), Schedules 1.6-1.7 (lists of all trademarks used in the Business), and Schedule
1.8  (a list of all Documentation used in the Business).

     SECTION 1.2 EXCLUDED ASSETS. It is agreed that notwithstanding the foregoing, Assets shall not include (i) office furniture or supplies, (ii) PXP and Xplus products and technology (iii) current and future products or technologies developed by ZYCAD's GateField Division, (iv) third party software and hardware including SimWave, Fault Manager and MME.

     SECTION 1.3 ASSIGNED CONTRACTS. ZYCAD agrees to assign its interest in the contracts specified in Schedule 2 (the "ASSIGNED CONTRACTS") to TSSI as of the Closing Date and TSSI agrees to assume and be liable for ZYCAD's interest in the Assigned Contracts on and after the Closing Date.

     SECTION 1.4 ASSUMED OBLIGATIONS. TSSI agrees to assume and be responsible for ZYCAD's obligations under the Product Maintenance Contracts specified in Schedule 3, provided that ZYCAD compensates TSSI for the period starting on the Closing date of this Agreement and

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ending with the Expiration date of each respective Product Maintenance
Contract at the standard rate for such product maintenance according to the ZYCAD Price List (effective June 1, 1997) included as Schedule 3.1.

     SECTION 1.5 LIABILITIES NOT ASSUMED. Other than the Assumed Obligations of ZYCAD listed on Schedule 3, TSSI shall not assume, nor shall TSSI or any affiliate, or any officer, director, employee, stockholder or agent of TSSI, be deemed to have assumed or guaranteed, any liabilities, obligations, litigation, disputes, debts, payables, counterclaims, rights of set-off or return, or commitments or claims, whether such liabilities are contingent or otherwise, or direct or indirect, of ZYCAD in existence on or prior to or after the Closing Date or otherwise or based on any events, facts or circumstances in existence prior to or in connection with or after the sale of the Assets or in connection with or arising from any activities of ZYCAD or any services provided by or goods or assets sold by or products delivered to TSSI.

     SECTION 1.6 NON-ASSIGNMENT OR SUBCONTRACTING OF CERTAIN ASSETS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment or subcontracting hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable or unable to be subcontracted), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or subcontract or an agreement to assign or subcontract if such assignment or subcontract or attempted assignment or subcontract would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, ZYCAD shall use its best efforts to obtain the consent of such other party to an assignment to TSSI. If such consent is not obtained by the Closing, ZYCAD shall cooperate with TSSI in any arrangement designed for TSSI to perform ZYCAD's obligations with respect to such Asset after the Closing, which arrangements may include enforcement, for the account and benefit of TSSI, of any and all rights of ZYCAD against any other person arising out of the breach or cancellation by such other person or otherwise, all of such actions of ZYCAD to be at the direction and expense of ZYCAD. ZYCAD shall reimburse or pay TSSI for all costs and expenses, including increased obligations, resulting from an inability of TSSI to receive the benefits of such assignment or subcontract.

                         ARTICLE II     PURCHASE PRICE

     SECTION 2.1 CONSIDERATION. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Assets and the covenants expressed herein and in full payment therefor, TSSI will pay the purchase price set forth in Section 2.2.

     SECTION 2.2 AMOUNT; PAYMENT. The purchase price for the Assets shall be Two Million Two Hundred Fifty Thousand Dollars $2,250,000 (the "PURCHASE PRICE") payable in cash at the Closing by TSSI by wire transfer.

     SECTION 2.3 BULK SALES LAWS. TSSI and ZYCAD hereby waive compliance with the California Uniform Commercial Code Bulk Transfers and any other applicable state bulk transfer laws. ZYCAD agrees to indemnify TSSI against all claims (other than Assumed Liabilities) brought

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by a creditor of ZYCAD against TSSI or the Assets based on noncompliance with such laws in connection with the sale of the Assets.

                             ARTICLE III    TAXES

     SECTION 3.1 TAXES. ZYCAD shall electronically transfer the Software of Schedules 1.2 - 1.5 to TSSI's facility in Beaverton, Oregon, and the parties agree that title to the Software shall thereupon pass to TSSI in the state of Oregon upon completion of such transfer. ZYCAD and TSSI shall each pay one-half of any sales, use and other transfer taxes arising out of the purchase and sale of the remaining Assets as listed in Schedules 1.1 and 1.6-1.8.

                 ARTICLE IV     REPRESENTATIONS AND WARRANTIES

     SECTION 4.1    REPRESENTATIONS OF TSSI.   TSSI represents to ZYCAD
that:

          (a) ORGANIZATION. It is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

          (b) AUTHORIZATION. It has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. It has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement, and with respect to TSSI, the Agreement constitutes a valid and binding obligation enforceable in accordance with its terms except as limited by item (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights and remedies generally, (ii) except as may be required by the applicable provisions of the bulk sales provisions of applicable state laws,(iii) except as the indemnification provisions contained in this Agreement may be limited by principles of public policy.

          (c) BROKER FEES. It is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any of the transactions contemplated hereby.

          (d) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by TSSI prior to the Closing shall have been fully performed and complied with at or prior to the Closing.

     SECTION 4.2 REPRESENTATION OF ZYCAD. ZYCAD hereby represents and warrants to TSSI that:

          (a) CORPORATE ORGANIZATION OF ZYCAD. ZYCAD is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to conduct the Business in the places where such Business is now conducted.

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          (b)  AUTHORIZATION OF ZYCAD.  ZYCAD has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Assets, or delivered in accordance with
Section 8.2 hereunder (the "CLOSING DOCUMENTS"). ZYCAD has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and the Closing Documents. No other corporate proceedings on the part of ZYCAD are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of ZYCAD, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights and remedies generally.

          (c) BROKERS' AND FINDERS' FEES. ZYCAD is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transactions contemplated hereby.

          (d) CUSTOMERS. ZYCAD has provided TSSI with a list which includes all customers to which ZYCAD has supplied products relating to the Business during the period of 1996 and 1997 ("TDX FAULT AND TEST CUSTOMERS"). The TDX Fault and Test Customer list is attached hereto as Schedule 4.

          (e) TITLE TO PROPERTY. ZYCAD has good and marketable title to the Assets, free and clear of all easements, mortgages, pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever except for Licensed Software which is licensed by ZYCAD as specified on Schedule 2, and except for Equipment under loan or lease as specified in Schedule 1.1.. By virtue of the deliveries made at the Closing, TSSI will obtain good and marketable title to the Assets, free and clear of all easements, mortgages, pledges, liens, encumbrances, security interests, charges, equities, clouds and restrictions of any nature whatsoever, except as stated above. All Assets, including machinery and equipment owned, leased or otherwise used by ZYCAD are in good operating condition and repair, reasonable wear and tear excepted, and are suitable and adequate for use in the ordinary course of business and conform in all material respects to all applicable laws. All leases are binding, valid and enforceable in accordance with their terms subject to the affect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and there are no current defaults or events which have occurred with which the giving of notice or lapse of time or both would constitute a material default under any lease. After the Closing, TSSI will be entitled to the continued use and possession of the property leased by it, for the terms specified in such leases and for the purposes for which such property is used. There is no pending or threatened condemnation or similar proceeding affecting any of the real property owned or leased by ZYCAD.

          (f) ASSETS. The Assets include all intellectual property and all other property in which ZYCAD has any right, title and interest with respect to the Business. The Assets (excluding

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the Excluded Assets) include all the assets necessary to operate the Business in the same manner as the Business was operated by ZYCAD prior to the Closing. The Assets are suitable for the purpose or purposes for which they are being used, are in good operating condition and in reasonable repair, and free from any known defects, except such minor defects as do not interfere with the continued use thereof. Each tangible Asset has been serviced and maintained in accordance with customary industry practices. Subject to normal wear and tear, such plants, facilities, machinery, and equipment are capable of and are producing sound and merchantable products.

          (g) TRADEMARKS, TRADE NAMES AND COPYRIGHTS. All trademarks, trade names, copyrights, trade secrets or other proprietary rights that are associated with the Assets listed in Schedules 1.1-1.8 or used on the conduct of the Business are owned or are useable by ZYCAD.. The list of source codes, specifications, product manuals and other materials included as necessary to conduct the Business on Schedules l.1-1.8 are true, complete and correct and will not be impaired or restricted as a result of the consummation of the transactions contemplated hereby. The conduct of the Business conducted by ZYCAD or the use and ownership of the Assets does not infringe any patent, trademark, trade name, service mark, copyright, trade secret, or other proprietary right of any other person and or company. No litigation is pending or to the best knowledge of ZYCAD has been threatened against ZYCAD for the infringement of any patents, copyrights, trademarks or trade names of any other party or for the misuse or misappropriation of any trade secret, know-how or other proprietary right owned by any other party; nor, to the best knowledge of ZYCAD, does any basis exist for any such litigation.

          (h)  COMPLIANCE WITH LAW.   ZYCAD has complied and is in compliance
with all applicable foreign, federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to the Business including without limitation all export control laws. ZYCAD has been granted any and all licenses, permits (temporary and otherwise), authorization and approvals from federal, state, local and foreign government regulatory bodies necessary to carry on the Business as currently conducted, all of which are currently valid and in full force and effect. All of such licenses, permits, authorizations, and approvals shall be transferred
to   effective as of the Closing, and shall be valid and in full force and effect to the same extent as if ZYCAD were continuing operation of the Business. To the best of ZYCAD's knowledge, there is no order issued, investigation or proceeding pending or threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental agency or instrumentality applicable to the Business.

          (i) NO VIOLATION OF OTHER INSTRUMENTS. Neither the execution of this Agreement nor the performance hereof by ZYCAD will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to ZYCAD or the Assets; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of the Assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which ZYCAD is a party or by which it or any of the Assets are bound; (iii) permit the acceleration of the

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maturity of any indebtedness of ZYCAD secured by the Assets; (iv) violate or conflict with any provision of ZYCAD's Certificate of Incorporation, Bylaws, or similar organizational instruments; or (v) give rise to any dissenter's rights or other claims from ZYCAD stockholders. No consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained in order to permit the execution, delivery or performance of this Agreement by ZYCAD, or the consummation of the transactions contemplated by this Agreement.

          (j)  LITIGATION.    Neither ZYCAD nor, to the best knowledge of
ZYCAD, any officer, director, employee or agent of ZYCAD is a party to any pending or threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body involving: (i) the Assets or (ii) the transactions contemplated by this Agreement; nor does any basis exist for any such action, suit, proceeding or investigation. There is no claim, investigation, litigation, action, suit, or proceeding, administrative or judicial, pending or threatened against ZYCAD or any Representative, or involving the Assets, at law or in equity, before any federal, state, local, or foreign court, or regulatory agency, or other governmental authority, including, without limitation, any unfair labor
practice or grievance proceedings or otherwise.   ZYCAD has not received any
notice of any such proceeding.

          (k) TAXES. (a) All Taxes (as hereinafter defined) due or payable by ZYCAD, and all interest and penalties thereon, whether disputed or not, have been paid in full. All tax returns, statements, reports, forms and other documents required to be filed in connection therewith have been duly and timely filed (and no extension of any filing date applicable thereto has been requested or granted) and were correct and complete in all respects. All deposits required by law to be made by ZYCAD with respect to employees' withholding taxes have been duly made. ZYCAD is not delinquent in the payment of any Tax, assessment or governmental charge or deposit, and ZYCAD does not have any Tax deficiency or claim currently pending, outstanding or asserted against it, and there is no basis for any such Tax deficiency or claim. There is no audit currently pending regarding any Taxes and ZYCAD has not extended the period in which any Tax could be assessed or collected. (b) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers contemplated by this Agreement, and ZYCAD is not a person other than a United States person within the meaning of the Code. There are no liens for Taxes upon the Assets except liens for current Taxes not yet due. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of ZYCAD that, individually or collectively, could give rise to the payment by ZYCAD of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the Assets (i) is property that is required to be treated as owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) is "tax exempt use property within the meaning of Section 168(b) of the Code. (c) For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (I) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium,

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property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any taxing authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnity any other person.

          (l) ENVIRONMENTAL COMPLIANCE. In connection with the operation of the Business, ZYCAD is not in violation of, or delinquent in respect to, any material decree, order or arbitration award or law, statute, or regulation of or agreement with, or any license or permit from, any governmental authority to which it or its properties, assets, personnel or business are subject (or to which it is itself subject) and which relates to the environment (including, without limitation, laws, statutes, rules and regulations and the common law relating to environmental matters and contamination of any type whatsoever ("ENVIRONMENTAL LAWS"). ZYCAD has obtained no permits, licenses and other authorizations pursuant to any Environmental Laws. No failure to obtain any such permit, license or authorization will have a material adverse effect on the Business.

          (m) ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all instruments, agreements, other documents and written information furnished to TSSI by ZYCAD are complete and correct in all material respects. No representations or warranties made by ZYCAD in this Agreement, nor any document, written information, statement or Schedule furnished to TSSI or its agents pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no fact which materially and adversely affects ZYCAD, the Business or the Assets known to ZYCAD which has not been expressly and fully set forth in this Agreement or the Schedules hereto.

          (n) FINANCIAL INFORMATION. The Zycad EDA Business Plan provided to TSSI, which included projected revenues and costs and expenses for the Business for the June 30, 1997 Quarter as well as the second half of 1997 and calendar 1998 was prepared in good faith and ZYCAD reasonably believes there is a reasonable basis for such projections (taking into account the inherent uncertainties involved in drafting any set of projections); however, these projected revenues, costs and expenses for the Business are not binding in any way on ZYCAD.

          (o) ABSENCE OF CERTAIN CHANGES AND EVENTS. Since July 1, 1997 there has not been:

             (i) Any material adverse change in the financial condition, results of operation, assets, liabilities, business or prospects of the Business or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such adverse change;

             (ii) Any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency,

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flood, drought, earthquake or other natural event, riot, act of God or the public enemy, or damage, destruction or other casualty, whether covered by insurance or not, which has had an adverse affect on the Business or the Assets or any such event which reasonably could be expected to have such an affect on the Business or the Assets;

             (iii) Any transaction relating to or involving ZYCAD (other than the transactions contemplated herein) relating to the Business which was entered into or carried out by ZYCAD other than in the ordinary and usual course of business;

             (iv) Any change made by ZYCAD in its method of operating the Business or its accounting practices relating thereto;

             (v) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the Assets other than liens arising with respect to taxes not yet due and payable and such minor liens and encumbrances, if any, which arise in the ordinary course of business and are not material in nature or amount and do not detract from the value of the Assets or impair the operations conducted thereon or any discharge or satisfaction thereof;

             (vi) Any sale, lease or disposition of, or any agreement to sell, lease or dispose of any of the Assets, other than sales, leases or dispositions in the usual and ordinary course of business and consistent with prior practice;

             (vii) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction or termination of, or with respect to, any material term, condition or provision of any contract, agreement, license or other instrument to which ZYCAD is a party and relating to or affecting the Business, the Asset or the Assumed Obligations other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

              (viii) Any labor disputes or disturbances materially affecting in an adverse fashion the business or financial condition of the Business, including, without limitation, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board;

             (ix) Any adverse relationships or conditions with vendors or customers which may have an adverse financial effect or nonfinancial effect on the Business or the Assets;

              (x) Any waivers of any rights of substantial value relating to the Business;

             (xi) Any dispositions or abandonment, or any discussions related thereto, of any of ZYCAD's trademark, tradename, patent, copyright or other intellectual property rights or any application therefore necessary or incidental to the conduct of the Business;

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             (xii) Any disposition or disclosure of, or any discussions related thereto, any of ZYCAD's proprietary trade secrets, formula, processes, engineering data or technical know-how necessary or incidental to the conduct of the Business; or

             (xiii) Any other event or condition of any character which materially adversely affects, or may reasonably be expected to so affect, the Assets or the results of operations or financial condition of ZYCAD relating to the Business.

           (p)  CONDUCT OF BUSINESS.

               (i) Since the date of this Agreement ZYCAD will not, without the prior written consent of TSSI:

                 (A) Make any sale, license or other disposition of the TDX Products (the "Products") other than at the list price or in conformity with its sales policy regarding discounts.

                 (B) Grant any license of the TDX Product without charge or upon a loan basis except as approved by TSSI;

                 (C) Make any changes in the compensation of ZYCAD's employees listed on Schedule 5 (the "EMPLOYEES"), including without limitation any changes pursuant to any bonus, pension, profit-sharing or other plan or commitment or any increases in the compensation payable or to become payable to any of the Employees;

                 (D) Enter into any new discussions regarding the license, sale or redistribution of source code for the Products;

                 (E) Enter into any new discussions regarding OEM or redistribution of the Products; or

                 (F) Entered into or conducted any discussion with any other prospective purchaser of the Assets.

                 (G) Conduct all discussions and negotiations with third parties regarding any license, sale or redistribution of source code for the Products;

                 (H) Conduct discussions and negotiations with third parties regarding OEM or redistribution of the Products; and

                 (ii) At all times since July 1, 1997, ZYCAD has conducted the Business diligently in the ordinary course thereof (subject to the limitations set forth in Agreement) and has used reasonable commercial efforts to preserve intact the organization of the Business and the good will of its customers, suppliers and others having business relations with it.

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          (q)  UNDISCLOSED LIABILITIES.  There are no debts, liabilities or obligations with respect to the Business or to which the Assets are subject, liquidated, unliquidated, accrued, absolute, contingent or otherwise except those arising under the Assigned Contracts or Assumed Liabilities set forth herein;

          (r) PROPRIETARY RIGHTS. Schedules 1.1-1.8 sets forth all Assets which ZYCAD owns and uses or has used in connection with the Business. The Assets include all patent rights, copyrights, trademarks, domain name (Attest), trade secrets, information, proprietary rights and processes necessary for the Business as now and proposed to be conducted without any conflict with or infringement upon the rights of others. ZYCAD is the sole owner of all right, title and interest in and to all such Assets (except for loaned and Leased Equipment specified in Schedule 1.1 and Licensed Software specified in Schedule
2) free and clear of all liens, encumbrances, claims, rights of use and restrictions whatsoever.

         Neither the Assets nor any other processes, methods or operations employed by ZYCAD in the Business, now or in the past, infringes upon any proprietary rights or intellectual property of any other person, firm, corporation or other entity. There is not pending or threatened any claim or litigation against ZYCAD contesting the right of ZYCAD to engage in or employ any such processes, methods, operations or the Assets. Without limiting the generality of the foregoing, all Assets that consist of code, except that owned by third parties as Licensed Software specified in Schedule 2 are owned by ZYCAD and there are no pending legal actions challenging this ownership, nor are there any legal actions pending or, to the best of ZYCAD's knowledge, threatened in any other way connected with the Business, including without limitation "look and feel" contentions or other intellectual property claims.

         The documentation of such Assets is current, accurate and sufficient in detail and content to identify it and permit its full and proper use by TSSI without reliance on the special knowledge of others.

         There are no other ownership claims with respect to the Assets, and no liens, encumbrances, restrictions, or legal or equitable claims of others with respect to the Assets. ZYCAD has taken reasonable security measures to protect the secrecy, confidentiality, and value of the Assets. Any employee or other person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any of the Assets or any part thereof, or who has knowledge of or access to information relating to it, has been put on notice that the Assets are proprietary to ZYCAD and not to be divulged or misused and has executed a proprietary information and inventions agreement. The Assets are presently valid and protectable, and not part of the public knowledge or literature, nor has it been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of ZYCAD.

          (s) RESTRICTIVE DOCUMENTS OR ORDERS. ZYCAD is not a party to or bound under any agreement, contract, order, judgment or decree, or any similar restriction not of general application which materially adversely affects, or reasonably could be expected to materially adversely affect (i) the continued operation by TSSI of the Business after the Closing on

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substantially the same basis as said business was theretofore operated or
(ii) the consummation of the transactions contemplated by this Agreement.

          (t) CONTRACTS AND COMMITMENTS. There are no contracts, commitments, leases, permits, and other instruments (written or oral) binding upon ZYCAD with respect to the Business except as set forth in Schedule 2. Prior to the Closing, ZYCAD has delivered to TSSI true and complete copies of all such items and any amendments thereto. All of ZYCAD's contracts, commitments, leases, permits and instruments relating to the Business are in full force and effect and are valid, binding and enforceable in accordance with their respective provisions, and ZYCAD is not in default nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a default with respect to the payment or performance of any obligation thereunder; and no claim of such a default has been asserted and there is no basis upon which such a claim could validly be made.

          (u) THIRD PARTY CONSENTS. No consent, approval, or authorization of any third party on the part of ZYCAD is required in connection with the consummation of the transactions contemplated hereunder except for the Contracts requiring consent to assignment listed on Schedule 2 hereto.

          (v)  LABOR RELATIONS.

               (i) With respect to the Business, ZYCAD has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state and local laws, rules and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

               (ii) There are no labor controversies pending or threatened between ZYCAD and any of the Employees or any labor union or other collective bargaining unit representing any of the Employees.

          (w) PENSION, PROFIT SHARING, ETC. The Zycad Investment Plan 401(k) Plan ("PLAN") is the only "Employee Pension Benefit Plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) which is applicable to the Employees. The Internal Revenue Service has issued a favorable determination letter with respect to the Plan which has not been revoked or modified. Nothing has occurred which gives reason to believe that the Plan may be revoked or modified, and no change or amendment of the Plan under Section 401 of the Internal Revenue Code of 1986, as amended (the "IRC CODE") or any of the Trusts maintained pursuant thereto under Section 501 of the Code has been made. All contributions required by law shall have been made. No event of the type set forth in Section 4043(b) of ERISA has occurred and is continuing with respect to the Plan other than as may result from the transactions contemplated hereby. There are no material claims, investigations or lawsuits which have been asserted or instituted against the assets of ZYCAD under the Plan and no reasonable basis for any such claim or lawsuit exists. The Plan is being maintained, operated, and administered in all material respects in accordance with its terms and all provisions of ERISA (including rules and regulations thereunder) and other applicable laws.

          (x) INTERESTED PARTY RELATIONSHIPS. ZYCAD does not have any material financial interest, direct or indirect, in any material supplier or customer or other party to any contract which is material to the Business.

          (y) CERTAIN PAYMENTS. In connection with the Business, ZYCAD has not and no person directly or indirectly on behalf of ZYCAD has, (i) made or received any payment that was not legal to make or receive; (ii) engaged in any transaction or made or received any payment that was not properly recorded in ZYCAD's books in accordance with generally accepted accounting principles and all applicable laws; or (iii) created or used any "off-book" account or fund.

          (z) PRODUCT WARRANTIES. ZYCAD has made available to TSSI copies of its warranty policy and all outstanding warranties or guarantees relating to any of the Products with respect to the Business other than warranties or guarantees implied by law, and there are no additional liabilities pursuant to such warranties. All such warranties and guarantees comply with all applicable laws including, without limitation, the Magnuson-Moss Warranty Act and all rules and regulations of the FTC adopted under that legislation. ZYCAD is not aware of any claim asserting (a) any damage or LOSS caused by any Product, or
(b) any breach of any express or implied product warranty or any other similar claim with respect to any Product other than standard warranty obligations (to replace, repair or refund) made by ZYCAD in the ordinary course of business, except for those claims that, if adversely determined against the Business, would not have a material adverse change on the results of operations or financial condition of the Business.

          (aa) COMPLETE DISCLOSURE. No representation or warranty by ZYCAD in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to TSSI pursuant to this Agreement or in connection with the transactions contemplated thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

          (bb) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by ZYCAD prior to the Closing have been fully performed and complied with at or prior to the Closing.

          (cc) BOOKS AND RECORDS. The books and records of ZYCAD to which TSSI and its accountants and attorneys have been given access are the true books and records of ZYCAD and truly and fairly reflect the underlying facts and transactions in all material respects.

          (dd) EXPERTEST SOURCE CODE. The copy of the ExperTest source code provided to TSSI by ZYCAD at closing is a complete and accurate copy of the ExperTest source code as of September 30, 1993, as provided to Attest Software, Inc. from ExperTest.

                             ARTICLE V  COVENANTS

     SECTION 5.1    COVENANTS AGAINST DISCLOSURE.


          (a) Except as may be required by law, statute, rule or regulation, ZYCAD and TSSI agree not to (a) disclose to any person, association, firm, corporation or other entity in any manner, directly or indirectly, any information or data relevant to the Business, whether of a technical or commercial nature, or (b) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other to use, in any manner, directly or indirectly, any such information or data, excepting only disclosure use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this Section 5.1. In the event that either party shall determine that it is obligated to file this Agreement or any other documents between TSSI and ZYCAD with the Securities and Exchange Commission ("SEC,'), that party shall so notify the other and shall request confidential treatment for such period of time and for such items as shall reasonably be requested by the other, including without limitation the names of the Employees.

          (b) The parties agree to maintain the confidentiality of the terms and conditions of this Agreement, except to the extent required by law, statute, rule or regulation, provided, however, that the parties agree to issue a mutually agreeable joint press release upon Closing. Each party will review and agree to the text of any other public announcement related to this Agreement or the transactions contemplated hereby prior to the release thereof.

     SECTION 5.2    DOCUMENTS AND RECORDS.

          (a) In the event of termination of this Agreement prior to the Closing, ZYCAD and its representatives and TSSI and its representatives will each return to the other all documents, work papers and other material (including all copies made thereof) obtained from the other at anytime in connection with the transactions contemplated hereby and will use all reasonable efforts to keep confidential any such information so obtained unless such information is readily ascertainable from published information or trade secrets.

          (b) As soon as practicable, but in any event within ten (10) days after TSSI's reasonable request, from and after the Closing, ZYCAD shall deliver, or cause to be delivered, to TSSI such historical financial information and data and such other information and data concerning the operations of the Business prior to the Closing, and render such cooperation and use its best efforts to cause its independent public accountants to render such cooperation as TSSI shall reasonably request, in order to enable TSSI to complete and file all federal, state or foreign forms and reports which it may be required to file with respect to the operations and business of ZYCAD prior to the Closing or to respond to audits by any taxing authorities with respect to such operations.

     SECTION 5.3 POST-CLOSING ACCESS BY ZYCAD TO INFORMATION. With respect to the books and records of ZYCAD relating to the Business prior to the Closing, where there is a legitimate purpose not injurious to TSSI, including, without limitation, an audit of ZYCAD by the Internal Revenue Service or any other taxing authority, TSSI shall allow ZYCAD or its representatives appropriate access to such books and records during regular business hours, upon reasonable notice.

     SECTION 5.4 INJUNCTIVE RELIEF. ZYCAD and TSSI acknowledge and agree that their respective remedies at law for any breach of their respective obligations under this Article V hereof would be inadequate, and agree and consent that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of this Article V without the necessity of proof of actual damage.

     SECTION 5.5 NON-COMPETITION. Commencing on the date of this Agreement and continuing for a period of five (5) years thereafter, ZYCAD shall not directly or indirectly, throughout the United States and the World, develop, market, or sell software fault simulation or test products, except for software fault simulation products which exclusively run on ZYCAD's XP and PXP accelerator products. Both parties agree that this restriction is reasonable in scope given the nature of the Business.

     SECTION 5.6 TAX RETURNS. ZYCAD shall be responsible for and pay when due (I) all of ZYCAD 's Taxes attributable to or levied or imposed upon the Assets relating or pertaining to the period (or that portion of any period) ending on or prior to the date of the Closing and (ii) all Taxes attributable to, levied or imposed upon, or incurred in connection with the Business prior to the date of the Closing. ZYCAD shall timely file within the time period for filing, or any extension granted with respect thereto, all of ZYCAD's Tax returns required to be filed in connection with the Assets and any portion of any such Tax returns connected therewith shall be true and correct and completed in accordance with applicable laws.

                        ARTICLE VI.  EMPLOYMENT MATTERS

     SECTION 6.1 EMPLOYEE SOLICITATION BY TSSI. TSSI shall have the right, but not the obligation, to offer employment to any of ZYCAD's employees listed on Schedule 5 at the salary levels and on other terms and conditions to be determined in TSSI's'' sole discretion effective as of the Closing. TSSI shall have no liability for accrued wages (including salaries and commissions), severance pay, sick leave or other benefits, or employee plans of any type or nature on account of ZYCAD's employment of or termination of such employees', and ZYCAD shall indemnify TSSI and hold TSSI harmless against any liability arising out of any claims for such pay or benefits or any other claims arising from ZYCAD's employment of or termination of employment of such employees. Employees shall continue to be offered employment by ZYCAD through the Closing and ZYCAD shall continue in force all current salaries and benefits.

     SECTION 6.2 EMPLOYEE PLANS. TSSI is not assuming any of the employee plans of ZYCAD and TSSI shall have no liability whatsoever to employees of ZYCAD with respect to accrued or future benefits under any such employee plans, whether or not any of such employees are offered employment by, or become employees of, TSSI, and ZYCAD shall defend, indemnify and hold TSSI harmless against any claims that it has liability under such employee plans.

     SECTION 6.3 NONSOLICITATION. CREDENCE agrees not to solicit the employment of any individual who is a ZYCAD employee as of the date of this Agreement (other than an Employee) through August 20, 1998. Except as otherwise permitted hereunder, in the event the Closing does not occur CREDENCE and TSSI agrees not to solicit the employment of any Employee through August 20, 1998. Zycad agrees not to solicit the employment of any individual who is an employee of CREDENCE or subsidiary of CREDENCE as of the date of this Agreement through August 20, 1998.

                          ARTICLE VII CONFIDENTIALITY

     SECTION 7.1 CONFIDENTIALITY. All proprietary information provided to the other party shall be kept confidential pursuant to the terms of the Nondisclosure Agreement signed between the parties. The parties agree to maintain the confidentiality of the terms and conditions of this Agreement except to the extent required by law or pursuant to this Agreement; provided, however, the parties agree to issue a mutually agreeable joint press release upon execution of this Agreement announcing such execution. Each party will review and agree to the text of any other public announcement related to this Agreement or the transactions contemplated hereby prior to the release thereof. In addition, in the event that either party shall determine that it is obligated to file this Agreement with the Securities Exchange Commission (the "SEC"), that party shall notify the other party.

                             ARTICLE VIII CLOSING

     SECTION 8.1 CLOSING. The closing for the transaction contemplated by this Agreement shall be on August 21, 1997 (the "CLOSING") or such other time as mutually agreed upon by the parties. The Closing shall take place electronically or at such other place or date as may be agreed upon from time to time in writing by TSSI and ZYCAD.

     SECTION 8.2 DELIVERIES BY ZYCAD. At the Closing, ZYCAD shall deliver to TSSI, all duly and properly executed, the following:

          (a) A good and sufficient Bill of Sale, which shall be in form and substance satisfactory to TSSI selling, delivering, transferring and assigning to TSSI title to all of ZYCAD's right, title and interest to the Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever, except as otherwise provided herein.

          (b) Intellectual Property and Proprietary Information Assignment, Assignment and Assumption Agreement for Assigned Contracts, Assignment of Registered Marks, and Assignment of Copyrights.

          (c)  A copy of the ExperTest source code as of September 30, 1993.

          (d) An opinion of Douglas E. Klint, general counsel to ZYCAD, dated the date of the Closing, as to the following matters:

                    (i) ZYCAD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to enter into the transactions contemplated herein and in the Related Agreements.

                    (ii) This Agreement and other documents delivered at the Closing by ZYCAD have been duly executed and delivered by ZYCAD, and are legally valid and binding obligations of ZYCAD, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors; rights generally, now or hereafter in effect, and except to the extent that courts may not grant specific performance of contractual provisions involving matters other than the payment of money;

                    (iii) All necessary corporate action has been taken by ZYCAD to authorize the execution and delivery of this Agreement and the performance by ZYCAD of its obligations and thereunder.

                    (iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby have not, and will not, result in a breach of or conflict with any of the terms, provisions and conditions of the Certificate of Incorporation or Bylaws of ZYCAD, any applicable judicial or administrative writ, decree or order of which such counsel has knowledge, or, to the best of such counsel's knowledge, any deed, mortgage, indenture, contract, agreement or instrument known to counsel to which ZYCAD is party or by which it is bound;

                    (v) To the best of such counsel's knowledge, ZYCAD has good and marketable title to the Assets, free and clear of all easements, mortgages, pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever, except for the loaned and Leased Equipment specified in Schedule 1.1 Licensed Software as specified in
Schedule 2. By virtue of the deliveries made at the Closing, TSSI will obtain good and marketable title to the Assets, free and clear of all easements, mortgages, pledges, liens, encumbrances, security interests, charges, equities, clouds and restrictions of any nature whatsoever, except as stated above.

                    (vi) To the best of such counsel's knowledge, the conduct of the Business conducted by ZYCAD does not infringe any patent, trademark, tradename, service mark, copyright, trade secret, or other proprietary right of any other person. No litigation is pending or has been threatened against ZYCAD for the infringement of any patents, copyrights, trademarks or tradenames of any other party for the misuse of misappropriation of any trade secret, know how or other proprietary right owned by any other party; nor to the best of such counsel's knowledge, does any basis exist for such litigation.

                    (vii) To the best of such counsel's knowledge, neither ZYCAD nor any officer, director, employee or agent of ZYCAD is a party to any pending or threatened action, suit, proceeding or investigation at law or in equity or otherwise in, for or by any court or other governmental body which could have a material adverse affect on the Assets or the transactions contemplated by the Agreement.

          (e)  Lien release for the Assets from Coast Business Credit.

          (f) Such other separate instruments of sale, assignment or transfer that TSSI may reasonably deem necessary or appropriate in order to perfect, confirm or evidence in TSSI' title to all or any part of the Assets.

                            ARTICLE IX POST CLOSING

     SECTION 9.1    POST CLOSING OBLIGATIONS.

     ZYCAD shall deliver the following documents to TSSI within a reasonable time after Closing:

          (a)  Consent of the Lessor of the Leased Equipment specified on
Schedule 1.1 to a change of location for the Leased Equipment to TSSI's
Location.

          (b) Consents for the assignment of those Assigned Contracts specified in Schedule 2 where consent of the assignment to TSSI is required.

     ZYCAD agrees to supply administrative support at $60 per hour for up to sixty (60) days after Closing to assist in the transfer of the Business to TSSI. ZYCAD also agrees to retain as employees those Employees with immigration Visas ("VISA EMPLOYEES) for a period up to four (4) months or until a new H1 Visa has been issued for employment by TSSI and ZYCAD shall lend the Visa Employees back to TSSI and TSSI shall reimburse ZYCAD 100% of the salary, benefits and expenses for such Visa Employees.

                           ARTICLE X INDEMNIFICATION

     SECTION 10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of either party, all representations, warranties, covenants and agreements of each party in this Agreement shall survive the execution, delivery and performance of this Agreement. No investigation made by or on behalf of TSSI with respect to ZYCAD shall be deemed to affect TSSI's reliance on the representations, warranties, covenants and agreements made by ZYCAD contained in this Agreement and shall not be a waiver of TSSI's rights to indemnity as herein provided for the breach of inaccuracy of or failure to perform or comply with any of ZYCAD's representations, warranties, covenants or agreements under this Agreement. Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to a party in the event of fraud relating to the representations, warranties, agreements or covenants made by any other party in this Agreement. All Representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing. The obligations of indemnity provided herein with respect to the representations and warranties of ZYCAD set forth in Section 4.2 of the Agreement shall terminate one (1) year after the Closing and such representations and warranties of ZYCAD under Section
4.2 shall terminate the shorter of either three (3) years after the Closing, or the full running of any and all Statute of Limitations on any and all claims that the legal or beneficiary owners of the licensed software under the License Agreement dated September 30, 1993 between Attest Software, Inc. and ExperTest Inc., as identified in Schedule 2, may assert against Attest Software, Inc., its heirs, legal representatives, successors and assigns, but in no case shall such period of indemnification terminate in less than one
(1) year after the Closing.  The representations and warranties by TSSI under
Section 4.1 shall terminate one (1) year after the Closing.

     SECTION 10.2 INDEMNIFICATION. ZYCAD hereby agrees to indemnify and hold harmless TSSI and each of its affiliates, subsidiaries, officers, directors and stockholders against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "DAMAGES"), asserted against, resulting to, imposed upon, or incurred or suffered by TSSI and each subsidiaries, and its affiliates, officers, directors, stockholders, successors, or assigns directly or indirectly, as a result of or arising from an any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by ZYCAD in this Agreement, any facts or circumstances constituting such an inaccuracy, breach or nonfulfillment, or any liability of ZYCAD imposed upon TSSI as transferee of the Assets, including, without limitation, any liability arising out of any lien or any obligation or claim brought by creditors of ZYCAD or claims based an the premise that the sale of the Assets did not comply with the bulk sales provisions and any liability arising out of obligations to ZYCAD's employees (including, without limitation, any obligations under any employee benefit, profit sharing, or pension or welfare plan) or out of ZYCAD's status as employer of employees. ZYCAD represents that royalties are due certain individuals by reason of the License Agreement between Attest Software Inc. and ExperTest, Inc. Any claim for such royalties is specifically covered by the indemnification provisions of this Section 10.2.

          (a) In the event that TSSI and its parent suffers Damages, TSSI shall within one hundred twenty (120) days of actually discovering such Damage give ZYCAD written notice thereof ("Notice of Claim"). The Notice of Claim shall state in reasonable detail the nature of the claim, the specific provisions in this Agreement alleged to have been breached, and the amount of the claim for indemnification. Such amount shall represent TSSI good faith estimate of the Damages. ZYCAD shall have thirty (30) days from receipt of the Notice of Claim to accept or reject the claim for indemnification. Any claim for Damages accepted by ZYCAD or any claim determined as valid under the claim procedure set forth below, shall be deemed "ESTABLISHED DAMAGES" for the purposes of this Agreement.

          (b) If a Notice of Claim is given pursuant to subsection (a) above, and no rejection is received within the thirty (30) day period specified above, then ZYCAD shall be deemed to have accepted such claim. If ZYCAD rejects a claim within such thirty (30) day period, the parties shall, in good faith, attempt to negotiate a resolution of such claim within sixty (60) days thereafter (the "RESOLUTION PERIOD"). If the parties do not reach resolution during the Resolution Period, then TSSI may, within thirty (30) days after the end of the Resolution Period proceed to submit the controversy to arbitration under the rules then in effect of the American Arbitration Association. The determination of the arbitrator(s) shall be binding, final and conclusive on the parties. The expenses in connection with any arbitration shall be borne equally by the parties unless determined otherwise by the arbitrator(s). If as a result of such arbitration it is determined that ZYCAD is obligated for such Damages, the amount set by such arbitration shall be the amount of the Established Damages and ZYCAD shall owe such amount. If as a result of such arbitration it is determined that ZYCAD has no obligation to indemnify, ZYCAD shall have no further liability on the claim.

          (c) If a claim for indemnification arises out of a claim by a third party, including without limitation any governmental agency, body or authority, ("THIRD PARTY CLAIM") in the Notice of Claim, TSSI shall state in reasonable detail the nature of the claim and the basis for asserting such claim. Such notice shall be given in accordance with subsection (a) above and shall specify whether TSSI intends to defend the claim. If the claim has resulted in the commencement of litigation, TSSI shall take all necessary legal steps to preserve the legal rights of ZYCAD until such time as ZYCAD is able to assume or participate in the defense of the litigation. If TSSI elects to defend the claim, ZYCAD shall have the right to participate in the defense of the claim. If TSSI does not elect to defend the claim, ZYCAD shall have the obligation to defend the claim and TSSI shall have the right to participate in such defense and hereby agrees to cooperate with ZYCAD and make available to it or its counsel all records and other material reasonably required to defend the claim. If TSSI is defending the claim, ZYCAD shall be given written notice of any bona fide settlement offers received with respect to the claim. Within twenty (20) days of receipt of such offer, ZYCAD may elect in writing to accept the settlement offer. If ZYCAD wishes to accept such settlement offer and TSSI does not, then the claim shall be subject to a maximum indemnification in the amount of the settlement offer and the right to such indemnification of TSSI shall be deemed established in such amount. So long as ZYCAD may continue to have liability for such claim, TSSI shall not have the right to settle such claim without the prior written consent of ZYCAD. So long as a Third-Party Claim is pending, TSSI shall hold in abeyance its claim for indemnification.
If a settlement is reached which results in any liability on the part of TSSI, or if a judgment is rendered against TSSI which is not properly appealed or appealable, then TSSI shall be entitled to assert its claim for indemnification. Each party shall be responsible for its own costs and expenses including legal fees incurred in investigating and defending such Third Party Claim, except that ZYCAD shall pay the reasonable attorneys' fees:
(a) for taking legal actions necessary to preserve the legal rights of ZYCAD in connection with defending the claim of TSSI; and (b) which are found to be indemnifiable under this Agreement.

                        ARTICLE XI     CUSTOMER SUPPORT

     SECTION 11.1 SUPPORT. TSSI shall support the current TDX Fault and Test Customers on maintenance as set forth in Schedule 3.2 after the Closing Date and ZYCAD shall have no obligation therefor. The amount of the Purchase Price shall be reduced by the amount of prepaid maintenance received by ZYCAD and the value of free maintenance for the Products given away by ZYCAD which extends beyond the Closing Date.

                                ARTICLE XII  GENERAL

     SECTION 12.1 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter, except that the Nondisclosure Agreement signed by the parties shall survive as an independent agreement.

     SECTION 12.2 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon ZYCAD, its successors and permitted assigns, and TSSI and their successors and permitted assigns.

     SECTION 12.3 NOTICE. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to ZYCAD:                  Zycad Corporation
                              47100 Bayside Parkway
                              Fremont, CA  94538
                              Attention:  General Counsel

If to TSSI:                   Test Systems Strategies, Inc.
                              8700 S.W. Creekside Place
                              Beaverton, OR  97008
                              Attention:  W. R. Bottoms, Chairman

With a copy to CREDENCE:      Credence Systems Corporation
                              215 Fourier Avenue
                              Fremont, CA  94539
                              Attention:  Victor H. Okumoto, General Counsel

     SECTION 12.4 CAPTIONS. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

     SECTION 12.5 EXPENSES OF TRANSACTION; ATTORNEYS FEES. ZYCAD and TSSI shall each pay their own respective costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby. In the event of any litigation or arbitration or other judicial proceedings arising out of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the other reasonable attorney fees and all costs incurred by such party in such proceeding.

     SECTION 12.6 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

     SECTION 12.7 NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

     SECTION 12.8 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     SECTION 12.9 GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

     SECTION 12.10 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     SECTION 12.11 REMEDIES OF TSSI. ZYCAD agrees that the Assets are unique and not otherwise readily available to TSSI. Accordingly, ZYCAD acknowledges that, in addition to all

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

other remedies to which TSSI is entitled, TSSI shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided TSSI is not in material default hereunder.

     SECTION 12.12 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of California, as applied to contracts entered into and to be performed solely within the state.

     SECTION 12.13  COOPERATION AND RECORDS RETENTION.  ZYCAD and TSSI shall
(i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax return, statement, report, form or other document (hereinafter collectively a "Tax Return"), or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, ZYCAD and TSSI shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the date of Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. TSSI shall keep the original copies of the records at its facilities in California and elsewhere, if applicable, and, at ZYCAD's expense, shall provide copies of the Records to ZYCAD upon ZYCAD's request.

     SECTION 12.14 OTHER REMEDIES. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. other than equitable remedies available to any party or claims based on fraud, Article X hereto shall be the sole remedy of any party hereto for breaches of representations, warranties, covenants and agreements set forth in this Agreement.


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

     SECTION 12.15 SCHEDULE LIST. The following schedules are incorporated into this Agreement by Reference:

     Schedule 1     List of Assets
     Schedule 1.1   Equipment
     Schedule 1.2   All Software Modules solely developed by ZYCAD or ATTEST
     Schedule 1.3 All Software Modules substantially modified (greater or equal to 20% new code) from ExperTest Modules by ZYCAD or ATTEST
     Schedule 1.4 All Software Modules Substantially the same (less than 20% new code) as ExperTest Modules
     Schedule 1.5   All Other Software Modules
     Schedule 1.6   Registered Trademarks
     Schedule 1.7   Unregistered Trademarks
     Schedule 1.8   Technical Documentation and Manuals for TDX
     Schedule 2     List of Assigned Contracts
     Schedule 3     Assumed Obligations
     Schedule 3.1   TDX Price List
     Schedule 3.2   List of Product Maintenance Contracts
     Schedule 4     TDX Fault and Test Customer List
     Schedule 5     Employee List

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              TEST SYSTEMS STRATEGY, INC.

                              By: /s/ Illegible
                                  ------------------------------------
                              Title: CHAIRMAN


                              ZYCAD CORPORATION

                              By: /s/ Illegible
                                  ------------------------------------
                              Title: President/CEO


                              ATTEST SOFTWARE, INC.

                              By: /s/ Illegible
                                  ------------------------------------
                              Title: Corporate Secretary


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